NEWS FROM	Exhibit 99.1

FOR IMMEDIATE RELEASE Date Submitted: April 23, 2007 NASDAQ Symbol: IBCP	CONTACT: Robert N. Shuster Executive Vice President and Chief Financial Officer #616/522-1765

INDEPENDENT BANK CORPORATION
REPORTS FIRST QUARTER 2007 RESULTS

IONIA, Michigan, April 23, 2007 . . . Independent Bank Corporation (NASDAQ: IBCP), a Michigan-based bank holding company (“IBC” or the “Company”), reported that its first quarter 2007 net income from continuing operations was $4.3 million or $0.19 per diluted share. A year earlier, net income from continuing operations totaled $13.1 million or $0.56 per diluted share. The Company’s net income for the quarterly periods ended March 31, 2007 and 2006 was $4.7 million ($0.20 per diluted share) and $12.3 million ($0.53 per diluted share), respectively.

Return on average equity and return on average assets (based on net income from continuing operations) were 6.75% and 0.54%, respectively in the first quarter of 2007 compared to 21.33% and 1.57%, respectively in 2006.

On January 15, 2007, Mepco Finance Corporation (“Mepco”), a wholly-owned subsidiary of IBC, sold substantially all of its assets related to the insurance premium finance business to Premium Financing Specialists, Inc. (“PFS”). Mepco continues to own and operate its warranty payment plan business. The assets, liabilities and operations of Mepco’s insurance premium finance business have been reclassified as discontinued operations and all periods presented have been restated for this reclassification.

As previously reported, on March 23, 2007 the Company completed the acquisition of ten branches (located in Battle Creek, Bay City and Saginaw, Michigan) from TCF National Bank. This acquisition added $241.4 million in deposits.

The decline in the comparative quarterly net income from continuing operations in 2007 compared to 2006 was primarily due to the following factors:

•	A decrease in net interest income;
•	A substantially higher provision for loan losses;
•	The first quarter of 2007 includes a $0.3 million (non-tax deductible) goodwill impairment charge as well as $0.4 million of expenses related to the above described branch acquisition (primarily data processing conversion charges and check printing costs). The combination of these two items was a reduction in diluted net income per share from continuing operations of approximately $0.03.
•	The first quarter of 2006 included $2.8 million of other income related to the previously announced settlement of litigation involving the former owners of Mepco. This income (which was not taxable) resulted in an increase in net income from continuing operations of $0.12 per diluted share.

Michael M. Magee, President and CEO, commented, “Our lower first quarter 2007 earnings reflect the asset quality challenges that we have encountered over the past few quarters as well as the continuing impact of the difficult interest rate environment (flat yield curve) and tough competitive and economic conditions in our State. Despite the current interest rate environment, our first quarter 2007 net interest margin was unchanged from the fourth quarter of 2006 and we expect that our recent branch acquisition will lead to future improvements in our net interest margin during the balance of 2007. Based upon these developments, we are optimistic that the adverse impact of the flat yield curve on our net interest margin has subsided. As a result of our actual first quarter earnings and slower loan growth and higher credit cost expectations than what were originally anticipated in our previous earnings guidance, we are reducing our full year 2007 earnings estimate from a range of $1.70 to $1.82 per diluted share to a range of $1.20 to $1.40 per diluted share.”

The Company’s tax equivalent net interest income totaled $31.2 million during the first quarter of 2007, which represents a $2.2 million or 6.7% decrease from the comparable quarter one year earlier. The adjustments to determine tax equivalent net interest income were $1.6 million and $1.7 million for the first quarters of 2007 and 2006, respectively, and were computed using a 35% tax rate. The decrease in tax equivalent net interest income primarily reflects a 41 basis point decline in the Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) that was partially offset by a $60.9 million increase in the balance of average interest-earning assets. The increase in average interest-earning assets is primarily due to growth in loans that was partially offset by a decline in investment securities.

The net interest margin was equal to 4.23% during the first quarter of 2007 compared to 4.64% in the first quarter of 2006. The tax equivalent yield on average interest-earning assets rose to 7.74% in the first quarter of 2007 from 7.46% in the first quarter of 2006. This increase primarily reflects higher short-term interest rates that have resulted in variable rate loans re-pricing and new loans being originated at higher rates. The increase in the tax equivalent yield on average interest-earning assets was more than offset by a 69 basis point rise in the Company’s interest expense as a percentage of average interest-earning assets (the “cost of funds”) to 3.51% during the first quarter of 2007 from 2.82% during the first quarter of 2006. The increase in the Company’s cost of funds reflects higher short-term interest rates that have resulted in increased rates on certain short-term and variable rate borrowings and on deposits.

Service charges on deposits totaled $4.9 million in the first quarter of 2007, a $0.4 million or 9.4% increase from the comparable period in 2006. VISA check card interchange income also increased by 20.1%, to $1.0 million for the first quarter of 2007 from $0.8 million for the first quarter of 2006. The increase in deposit related revenues resulted primarily from the continued growth of checking accounts and increased debit card usage.

Gains on the sale of real estate mortgage loans were $1.1 million and $1.0 million in the first quarters of 2007 and 2006, respectively. Real estate mortgage loan sales totaled $69.2 million in the first quarter of 2007 compared to $60.2 million in the first quarter of 2006. Real estate mortgage loans originated totaled $116.8 million in the first quarter of 2007 compared to $118.7 million in the comparable quarter of 2006. Loans held for sale were $34.0 million at March 31, 2007, compared to $31.8 million at December 31, 2006.

Income from real estate mortgage loan servicing was $0.5 million and $0.7 million in the first quarters of 2007 and 2006, respectively. This decline is primarily due to a $0.1 million increase in the impairment reserve on capitalized mortgage loan servicing rights during the first quarter of 2007. At March 31, 2007, the Company was servicing approximately $1.6 billion in real estate mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of approximately 6.01%, a weighted average service fee of 25.8 basis points and an estimated fair market value of $19.3 million.

Non-interest expense totaled $28.0 million in the first quarter of 2007 which includes $0.4 million of non-recurring expenses associated with the conversion of the ten branches acquired in March 2007 and a $0.3 million goodwill impairment charge. Excluding these items, non-interest expense rose by $1.0 million or 3.7% from the first quarter of 2006. This increase is principally due to increased operating costs related to the addition of staff at new branch and loan production offices and overall growth in the organization, along with associated rises in such costs as furniture and equipment, data processing and advertising. Compensation and employee benefits expenses in 2007 were also impacted by merit pay increases that were effective January 1, 2007. The above referenced goodwill impairment charge of $0.3 million related to First Home Financial (“FHF”) which was acquired in 1998. FHF is a loan origination company based in Grand Rapids, Michigan that specializes in the financing of manufactured homes located in mobile home parks or communities. Revenues and profits have declined at FHF over the last few years and have continued to decline in the first quarter of 2007. Based on the estimated current fair value of FHF the remaining goodwill associated with this entity of $0.3 million was written off.

Commenting on asset quality, CEO Magee stated, “A rise in non-performing loans and net loan charge-offs led to a substantial increase in our provision for loan losses. We are extremely disappointed with our level of loan losses and have implemented or are in the process of implementing the following organizational changes:

•	As announced last week, Stefanie Kimball has joined our organization as Executive Vice President responsible for commercial lending, credit risk management, and credit administration. Ms. Kimball joined Independent Bank Corporation after 25 years with Comerica Incorporated and most recently held senior vice president positions responsible for credit strategies and credit risk management.
•	Our four separate bank charters will be merged into one. We believe that a significant benefit from this charter consolidation will be a more centralized commercial credit administrative and lending process that will lead to stronger risk management and improved asset quality over time. We anticipate that the charter consolidation process will be completed in September 2007.
•	The charter consolidation is also expected to lead to greater operational efficiencies. At the present time, we expect to achieve $4 to $5 million (pre-tax) in annualized reductions in non-interest expenses (or approximately $0.11 to $0.14 after tax, per diluted share). About half of these cost reduction initiatives are scheduled to be in place in the second quarter of 2007 with the balance being completed in the third quarter. We also expect to incur approximately $1 to $1.5 million in one-time charges for severance and data processing conversion costs related to this charter consolidation.”

A breakdown of non-performing loans by loan type is as follows:

Loan Type	3/31/2007	12/31/2006	3/31/2006

	(Dollars in Millions)
Commercial	$27.5	$21.6	$9.0
Consumer	2.8	2.5	1.9
Real estate mortgage	15.7	13.0	7.2
Finance receivables
(excludes discontinued
operations)	2.1	2.1	2.3

Total	$48.1	$39.2	$20.4

Ratio of non-performing
performing loans to
total portfolio loans	1.93%	1.58%	0.94%

Ratio of the allowance
for loan losses to
non-performing loans	62.94%	68.53%	111.49%

The increase in non-performing loans since year end 2006 is due primarily to an increase in non-performing commercial loans and real estate mortgage loans. The increase in non-performing commercial loans is due primarily to the addition of one commercial loan with a balance of approximately $4.9 million. This loan is for a commercial real estate development project in southeastern Michigan. Based on an updated appraisal and estimated liquidation and holding costs, a $1.2 million specific allowance was established on this loan in the first quarter of 2007. The increase in non-performing real estate mortgage loans is primarily due to a rise in foreclosures reflecting both weak economic conditions and soft residential real estate values in many parts of Michigan. Other real estate and repossessed assets totaled $3.6 million at March 31, 2007 compared to $3.2 million at December 31, 2006.

The provision for loan losses was $7.5 million and $1.4 million in the first quarters of 2007 and 2006, respectively. The level of the provision for loan losses in each period reflects the Company’s assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and net loan charge-offs. Net loan charge-offs were $4.0 million (0.65% annualized of average loans) in the first quarter of 2007 compared to $1.1 million (0.18% annualized of average loans) in the first quarter of 2006. The rise in net loan charge-offs reflect increases in the following categories: commercial loan $1.9 million; consumer $0.4 million; and real estate mortgage $0.5 million. At March 31, 2007, the allowance for loan losses totaled $30.3 million, or 1.22% of portfolio loans compared to $26.9 million or 1.08% of portfolio loans at December 31, 2006.

Total assets were $3.36 billion at March 31, 2007, compared to $3.43 billion at December 31, 2006. Loans, excluding loans held for sale were $2.48 billion at both March 31, 2007 and December 31, 2006. Deposits totaled $2.90 billion at March 31, 2007, an increase of $300.7 million from December 31, 2006. The increase in deposits primarily reflects the aforementioned acquisition of ten branches. Stockholders’ equity totaled $252.2 million at March 31, 2007, or 7.52% of total assets, and represents a net book value per share of $11.17.

CEO Magee concluded, “Our first quarter results were well below our expectations; however, we believe that our net interest margin has stabilized and that the changes enumerated above will lead to improved asset quality, reduced credit costs, and greater operational efficiencies in the future. The bank charter consolidation will allow us to further enhance our customers’ experience as the development and delivery of new products and services will be streamlined. The consolidation will not impact our long heritage of community banking, and, consistent with that heritage, we will continue to keep decisions close to our customers.”

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of over $3 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates over 100 offices across Michigan’s Lower Peninsula through four state-chartered bank subsidiaries. These subsidiaries, Independent Bank, Independent Bank East Michigan, Independent Bank South Michigan and Independent Bank West Michigan, provide a full range of financial services, including commercial banking, mortgage lending, investments and title services. The Company also provides payment plans to consumers to purchase vehicle service contracts through Mepco Finance Corporation, a wholly owned subsidiary of Independent Bank. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves. For more information, please visit our website at: www.ibcp.com

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “estimate,” “project,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management’s beliefs and assumptions based on information known to Independent Bank Corporation’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation’s management for future or past operations, products or services, and forecasts of the Company’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation’s management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation’s plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	March 31, 2007	December 31, 2006

	(unaudited)

	(in thousands)
Assets
Cash and due from banks	$67,209	$73,142
Federal funds sold and other overnight investments	94,661

Cash and cash equivalents	161,870	73,142
Securities available for sale	430,949	434,785
Federal Home Loan Bank stock, at cost	14,326	14,325
Loans held for sale	33,959	31,846
Loans
Commercial	1,081,502	1,083,921
Real estate mortgage	858,288	865,522
Installment	354,705	350,273
Finance receivables	189,852	183,679

Total Loans	2,484,347	2,483,395
Allowance for loan losses	(30,258)	(26,879)

Net Loans	2,454,089	2,456,516
Property and equipment, net	72,230	67,992
Bank owned life insurance	41,557	41,109
Goodwill	66,776	48,709
Other intangibles	18,065	7,854
Assets of discontinued operations	339	189,432
Accrued income and other assets	62,061	64,188

Total Assets	$3,356,221	$3,429,898

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$318,238	$282,632
Savings and NOW	1,033,586	875,541
Time	1,551,708	1,444,618

Total Deposits	2,903,532	2,602,791
Federal funds purchased		84,081
Other borrowings	60,436	163,681
Subordinated debentures	64,197	64,197
Financed premiums payable	34,861	32,767
Liabilities of discontinued operations		183,676
Accrued expenses and other liabilities	40,949	40,538

Total Liabilities	3,103,975	3,171,731

Shareholders' Equity
Preferred stock, no par value--200,000 shares authorized; none outstanding
Common stock, $1.00 par value--40,000,000 shares authorized;
issued and outstanding: 22,584,455 shares at March 31, 2007
and 22,864,587 shares at December 31, 2006	22,584	22,865
Capital surplus	194,902	200,241
Retained earnings	31,353	31,420
Accumulated other comprehensive income	3,407	3,641

Total Shareholders' Equity	252,246	258,167

Total Liabilities and Shareholders' Equity	$3,356,221	$3,429,898

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended
	March 31, 2007	December 31, 2006	March 31, 2006

	(unaudited)

	(in thousands)
Interest Income
Interest and fees on loans	$49,953	$50,103	$46,046
Securities available for sale
Taxable	2,477	2,750	2,848
Tax-exempt	2,600	2,745	2,869
Other investments	314	189	223

Total Interest Income	55,344	55,787	51,986

Interest Expense
Deposits	22,408	21,344	15,927
Other borrowings	3,304	4,591	4,324

Total Interest Expense	25,712	25,935	20,251

Net Interest Income	29,632	29,852	31,735
Provision for loan losses	7,489	7,963	1,386

Net Interest Income After Provision for Loan Losses	22,143	21,889	30,349

Non-interest Income
Service charges on deposit accounts	4,888	5,152	4,468
Mepco litigation settlement			2,800
Net gains on assets
Real estate mortgage loans	1,081	1,264	1,026
Securities	79
VISA check card interchange income	950	900	791
Real estate mortgage loan servicing	527	605	653
Title insurance fees	414	426	442
Manufactured home loan origination fees and commissions	114	184	239
Other income	2,617	2,215	2,119

Total Non-interest Income	10,670	10,746	12,538

Non-interest Expense
Compensation and employee benefits	13,968	13,323	13,541
Occupancy, net	2,614	2,311	2,687
Furniture, fixtures and equipment	1,900	1,874	1,783
Data processing	1,438	1,481	1,342
Advertising	1,152	988	987
Branch acquisition and conversion costs	422
Goodwill impairment	343	2,963
Loss on receivable from warranty payment plan seller		2,400
Other expenses	6,129	5,748	5,898

Total Non-interest Expense	27,966	31,088	26,238

Income From Continuing Operations Before Income Tax	4,847	1,547	16,649
Income tax expense	526	584	3,593

Income From Continuing Operations	4,321	963	13,056
Discontinued operations, net of tax	351	(656)	(713)

Net Income	$4,672	$307	$12,343

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended
	March 31, 2007	December 31, 2006	March 31, 2006

	(unaudited)

Per Share Data (A)
Income From Continuing Operations
Basic	$.19	$.04	$.57
Diluted	.19	.04	.56
Net Income
Basic	$.20	$.01	$.54
Diluted	.20	.01	.53
Cash dividends declared	.21	.20	.19

Selected Ratios (annualized)
As a percent of average interest-earning assets
Tax equivalent interest income	7.74%	7.69%	7.46%
Interest expense	3.51	3.47	2.82
Tax equivalent net interest income	4.23	4.23	4.64
Income From Continuing Operations
Average equity	6.75%	1.44%	21.33%
Average assets	0.54	0.11	1.57
Net income to
Average equity	7.30%	0.46%	20.17%
Average assets	0.58	0.04	1.49

Average Shares (A)
Basic	22,828,615	22,858,199	22,938,165
Diluted	23,143,875	23,199,981	23,329,894

(A)	Restated to give effect to a 5% stock dividend paid in September 2006. Average shares of common stock for basic net income per share include shares issued and outstanding during the period. Average shares of common stock for diluted net income per share include shares to be issued upon exercise of stock options and stock units for deferred compensation plan for non-employee directors.